Exhibit 7.09

Execution Version

VOTING AGREEMENT

VOTING AGREEMENT, dated as of September 23, 2013 (this “Agreement”), by and among Yongye International Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”), the stockholders of Yongye International, Inc., a Nevada corporation (the “Company”) listed on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”) and the Company. Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Full Alliance International Limited, a British Virgin Islands company and the direct parent entity of Parent (“Holdco”), Parent, Yongye International Merger Sub Limited, a Nevada corporation and the wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge at the Effective Time with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder Beneficially Owns the applicable Existing Shares (each such term as defined below) as indicated on Schedule A hereto;

WHEREAS, the Stockholders, pursuant to that certain contribution agreement, dated as of the date hereof, by and among Holdco, Parent and the Stockholders (the “Contribution Agreement”), have agreed to contribute the respective Securities (as hereinafter defined) they Beneficially Own to Parent in accordance with the terms of the Contribution Agreement; and

WHEREAS, as a condition to the willingness of, and material inducement to, Holdco, Parent, Merger Sub and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, each Stockholder has agreed to enter into this Agreement, pursuant to which such Stockholder is agreeing, among other things, to vote or cause to be voted all of the Securities (as hereinafter defined) such Stockholder Beneficially Owns in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.             Certain Definitions. For purposes of this Agreement:

(a)          “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person, except with respect to MSPEA Agriculture Holding Limited, in which case an “Affiliate” shall mean an entity controlled by Morgan Stanley Private Equity Asia III, L.L.C.

(b)          “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)          “Company Shares” means the Common Shares and the Preferred Shares.

(d)          “Existing Shares” means, with respect to each Stockholder, the Company Shares as set forth opposite such Stockholder’s name on Schedule A hereto. In the event of a stock dividend or distribution, or any change in the Company Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger Agreement, the term “Existing Shares” will be deemed to refer to and include all such stock dividends and distributions and any shares into which or for which any or all of the Existing Shares may be changed or exchanged as well as the Existing Shares that remain.

(e)          “Securities” means, with respect to each Stockholder, the Existing Shares together with any Company Shares and other voting securities of the Company of which the Stockholder and/or any of its Affiliates acquires Beneficial Ownership (or otherwise comes to Beneficially Own) after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

Section 2.             Representations and Warranties of Stockholders. Each Stockholder, severally and not jointly, hereby represents and warrants to Parent and the Company, as of the date of this Agreement and as of the date of any Stockholders’ Meeting (and as of the record date thereof and the date of any adjournment or postponement thereof), as follows:

(a)          Ownership of Company Shares. Such Stockholder Beneficially Owns (and will Beneficially Own, unless any Existing Shares are Transferred pursuant to Section 6(a) hereof), the Existing Shares set forth opposite such Stockholder’s name on Schedule A. Such Stockholder has and will have at all times through the termination of this Agreement sole voting power, sole power of disposition, sole power to demand, assert and waive dissenter’s rights (if applicable), sole power to issue instructions with respect to the matters set forth in Section 7 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Existing Shares set forth opposite such Stockholder’s name on Schedule A and any other Securities, with no limitations, qualifications or restrictions on such power, subject to applicable securities Laws and the terms of this Agreement. Neither such Stockholder nor any of his or its Affiliates Beneficially Owns any Securities other than the Shares set forth opposite such Stockholder’s name on Schedule A. None of the Existing Shares of such Stockholder is the subject of any commitment, undertaking or agreement, contingent or otherwise, the terms of which relate to or could give rise to the Transfer of any Existing Shares or would affect in any way the ability of such Stockholder to perform his or its obligations as set out in this Agreement. Such Stockholder has not appointed or granted any proxy inconsistent with this Agreement with respect to the Securities.

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(b)          Authority. Such Stockholder has the requisite power to agree to all of the matters set forth in this Agreement with respect to the Securities he, she or it Beneficially Owns and the full authority to vote, Transfer and hold all the Securities he or it Beneficially Owns, with no limitations, qualifications or restrictions on such power, subject to applicable securities Laws and the terms of this Agreement.

(c)          Power; Binding Agreement. Such Stockholder has the legal capacity and authority to enter into this Agreement and to perform all of his or its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(d)          No Conflicts. None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of any of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof (i) if such Stockholder is not a natural person, conflicts with or results in any breach of any organizational documents of such Stockholder, (ii) violates any Law applicable to such Stockholder or any of such Stockholder’s properties or assets, (iii) results in or constitutes (with or without notice or lapse of time or both) any breach of or default under, or result in the creation of any lien or encumbrance or restriction on, such Stockholder or any of the Securities of such Stockholder, including pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which the Securities of such Stockholder is bound or (iv) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Authority. There is no beneficiary, trustee or holder of a voting trust certificate or other interest in such Stockholder whose consent is required for the execution and delivery of this Agreement of the performance by such Stockholder of the obligations hereunder.

(e)          No Encumbrance. The Existing Shares are now and at all times during the term hereof will be, free and clear of all Liens other than as created by this Agreement and that certain Contribution Agreement dated as of the date hereof by and among Parent and the Stockholders (the “Contribution Agreement”).

(f)          No Litigation. There is no action, suit, investigation, complaint or other proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or the Securities of such Stockholder at Law or in equity before or by any Governmental Authority or any other person that could reasonably be expected to impair the ability of such Stockholder to perform his or its obligations under this Agreement on a timely basis.

(g)          Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of his, her or its own choosing. Such Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the execution, delivery and performance of this Agreement and such Stockholder’s representations, warranties and covenants hereunder.

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Section 3.             Representations and Warranties of the Parent. Parent hereby represents and warrants to each Stockholder and the Company as follows:

(a)          Power; Binding Agreement. Parent has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b)          No Conflicts. None of the execution and delivery of this Agreement by Parent, the consummation by Parent of any of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof (i) conflicts with, or results in any breach of, any provision of the memorandum and articles of association of Parent, (ii) violates any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Authority, except in the case of clauses (ii) and (iii) where such violations or failures to make or obtain any filing with, or permit, authorization, consent or approval of, any Governmental Authority would not, individually or in the aggregate, materially impair the ability of Parent to perform this Agreement.

Section 4.            Disclosure. Unless required by Law or legal process, each Stockholder shall not, and shall cause his, her or its Affiliates and Representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent and the Company. Each Stockholder (a) consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and ownership of the Securities and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent or the Company (including the Special Committee) reasonably determines in its good faith judgment is required to be disclosed by Law (including the rules and regulations of the U.S. Securities and Exchange Commission) in any press release, any Current Report on Form 8-K, the Proxy Statement, the Schedule 13E-3 and any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Authority in connection with the Merger Agreement (or the transactions contemplated thereby) and (b) agrees promptly to provide to Parent and the Company any information it may reasonable request for the preparation of any such documents.

Section 5.            Additional Securities. Each Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with its terms, such Stockholder shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Company of the number of any additional Securities that are acquired or that come to be Beneficially Owned by such Stockholder after the date hereof.

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Section 6.            Transfer and Other Restrictions. Prior to the termination of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees not to, and to cause each of his or its Affiliates not to, directly or indirectly:

(a)          except in accordance with the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or enter into a loan of (collectively, “Transfer”), any or all of the Securities he, she or it Beneficially Owns or has any interest therein, (i) except as provided in Section 7 hereof or, (ii) unless each “person” (as defined in the Merger Agreement) to which any of such Securities is or may be Transferred, shall have: (A) executed a counterpart of this Agreement and (B) agreed in writing to hold such Securities (or interest in such Securities) subject to all of the terms and provisions of this Agreement;

(b)          grant any proxy or power of attorney with respect to any of the Securities he or it Beneficially Owns, or deposit any of the Securities he or it Beneficially Owns into a voting trust or enter into a voting agreement or arrangement with respect to any such Securities except as provided in this Agreement; or

(c)          take any other action that would prevent or materially impair the Stockholder from performing any of his or its obligations under this Agreement or that would make any representation or warranty of such Stockholder hereunder untrue or incorrect or have the effect of preventing or materially impairing the performance by such Stockholder of any of his, her or its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Stockholder of his, her or its obligations under this Agreement.

Any purported Transfer in violation of this Section 6 shall be null and void, ab initio.

Section 7.             Voting of the Shares. Each Stockholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms, at the Stockholders’ Meeting and any other meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, each Stockholder and each of his, her or its Affiliates that has or acquires Beneficial Ownership of any Securities will appear at such meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Securities, in connection with all votes required by the Merger Agreement or applicable Law in connection with the following matters, including votes by holders of the Common Shares and Preferred Shares voting together as a single class and votes by the holders of the Preferred Shares voting separately as a single class: (a) in favor of the approval and adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof, (b) against the approval of any Competing Transaction or the approval of any other action contemplated by a Competing Transaction, (c) in favor of any matters necessary for the consummation of the transactions contemplated by the Merger Agreement, (d) against any action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interface with, delay or postpone, discourage or adversely affect the Merger Agreement or the transactions contemplated thereby and (e) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement.

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Section 8.            Attendance and Proxy Card. In furtherance of Section 7 and Section 9 hereof, subject to the terms and conditions hereof, each Stockholder hereby agrees (a) to attend any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 7 is to be considered and vote in accordance with Section 7; or (b)(i) to complete and send the proxy card received by such Stockholder with the Proxy Statement, so that such proxy card is received by the Company, as prescribed by the Proxy Statement, not later than the fifth (5th) Business Day preceding the day of any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 7 is to be considered, (ii) to vote, by completing such proxy card but not otherwise, all the Securities in accordance with Section 7, and (iii) not revoke any such proxy until the termination of this Agreement.

Section 9.             Grant of Irrevocable Proxy; Appointment of Proxy.

(a)          EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT AND EACH INDIVIDUAL DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SECURITIES AS INDICATED IN SECTION 7. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND AGREES TO TAKE SUCH FURTHER ACTIONS OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY, AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE SECURITIES (AND THE STOCKHOLDER HEREBY REPRESENTS AND WARRANTS TO PARENT THAT EACH AND EVERY SUCH PROXY PREVIOUSLY GRANTED IS NOT IRREVOCABLE).

(b)          The proxy granted in Section 9(a) shall automatically expire upon the termination of this Agreement.

Section 10.           Cancellation of the Company Shares; Waiver of Dissenter’s Rights. Each Stockholder hereby irrevocably and unconditionally (a) approves and consents to the Merger Agreement and the transactions contemplated thereby (including the Merger), (b) agrees that, pursuant to and subject to the terms and conditions set forth in the Merger Agreement, the Securities shall be cancelled in connection with the Merger at the Effective Time for no consideration and (c) waives any and all of such Stockholder's dissenter's rights in connection with the Merger with respect to any and all Securities Beneficially Owned by such Stockholder. Parent hereby irrevocably and unconditionally waives any and all dissenter's rights in connection with the Merger with respect to any and all Securities to be contributed to it pursuant to the Contribution Agreement or otherwise Beneficially Owned by Parent immediately prior to or at the Effective Time.

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Section 11.           Termination. This Agreement shall terminate on the earlier to occur of: (a) termination of the Merger Agreement in accordance with its terms and (b) the Effective Time; provided, that the provisions set forth in Section 4 and Section 12 shall survive the termination of this Agreement; provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

Section 12.           Miscellaneous.

(a)          Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

(b)          Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, each party and its respective heirs, beneficiaries, executors, representatives, successors and permitted assigns.

(c)          Amendment; Modification and Waiver. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by (i) each Stockholder, (ii) the Company, but only upon the approval of the Special Committee and (iii) Parent.

(d)          Interpretation. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including any schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement means each Stockholder and Parent.

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(e)          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing (in the English language) and shall be given (and shall be deemed have been duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to Mr. Zishen Wu and/or Full Alliance International Limited, in accordance with the contact information set forth next to such Stockholder’s name on Schedule A, with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
	Attention:	Peter X. Huang / Daniel Dusek
	Facsimile:	+86 10 6535 5577
	E-mail:	Peter.Huang@skadden.com
Daniel.Dusek@skadden.com

If to MSPEA Agriculture Holding Limited, in accordance with the contact information set forth next to its name on Schedule A, with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Hong Kong Club Building, 12th Floor
3A Chater Road, Central
Hong Kong
	Attention:	John E. Lange
	Facsimile:	+852 2840 4333
	E-mail:	jlange@paulweiss.com

If to Prosper Sino Development Limited, in accordance with the contact information set forth next to its name on Schedule A.

(ii)	if to Parent, to:

Yongye International Limited
c/o Yongye International, Inc.
Suite 608, Xueyuan International Tower
No. 1 Zhichun Road
Haidian District
Beijing, China 100083
	Attention:	Mr. Zishen Wu
	Facsimile:	+86 10 8231-1797

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with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
	Attention:	Peter X. Huang / Daniel Dusek
	Facsimile:	+86 10 6535 5577
	E-mail:	Peter.Huang@skadden.com
Daniel.Dusek@skadden.com

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Hong Kong Club Building, 12th Floor
3A Chater Road, Central
Hong Kong
	Attention:	John E. Lange
	Facsimile:	+852 2840 4333
	E-mail:	jlange@paulweiss.com

Weil, Gotshal & Manges LLP
Address: 29/F Alexandra House
18 Chater Road, Central
Hong Kong
	Attention:	Akiko Mikumo
	Facsimile:	+852 3015 9354
	E-mail:	akiko.mikumo@weil.com

(iii)	If to the Company, to:

Yongye International, Inc.
Suite 608, Xueyuan International Tower
No. 1 Zhichun Road
Haidian District
Beijing, China 100083
	Attention:	Ling Zhu
	Facsimile:	+86 10 8231-1797

with a copy (which shall not constitute notice) to:

Cleary, Gottlieb, Steen & Hamilton LLP
Twin Towers - West (23Fl)
12 B Jianguomen Wai Da Jie
Chaoyang District
Beijing 100022
	Attention:	Ling Huang and W. Clayton Johnson
	E-mail:	lhuang@cgsh.com and cjohnson@cgsh.com
	Facsimile:	+86 10 5879 3902

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(f)          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision

(g)          Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal courts of the United States of America located in the City of New York, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each party hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief to which they are entitled at law or in equity, without the requirement to post bond or other security.

(h)          No Survival. None of the representations, warranties, covenants and agreements made in this Agreement shall survive the termination of this Agreement in accordance with its terms, except for the agreements in Section 4 and this Section 11.

(i)          No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

(j)          Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in in accordance with, the Laws of the State of New York (other than with respect to proxies, waivers of dissenter’s rights and other matters governed by the Laws of Nevada, including the Nevada Revised Statutes, to which such Laws shall apply), without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles thereof.

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(k)          Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding (“Action”) with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement or the rights and obligations hereunder brought by the other parties hereto or their respective successors or assigns shall be brought and determined exclusively in the federal courts located in the Borough of Manhattan, in the City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 12(e) or in such other manners as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated herein in any court or tribunal other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement or the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder (i) any claim that it is not personally subject to the aforesaid courts for any reason other than the failure to serve process in accordance with Section 12(f), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(l)          Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IT CONTEMPLATES. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(L).

(m)          Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

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(n)          Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile or .pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart; provided, however, that if any Stockholder fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

(o)          Actions in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder solely in such Stockholder’s capacity as the record or beneficial owner of such Stockholder’s Securities and nothing in this Agreement shall in any way restrict or limit any action taken by such Stockholder in his capacity as a director or officer of the Company (but solely in such capacities and not in his individual capacity) and the taking of any actions solely in his or her capacity as an officer or director of the Company and not in violation of the Merger Agreement shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

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IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

YONGYE INTERNATIONAL LIMITED

By:	/s/ Zishen Wu
Name:	Zishen Wu
Title:	Director

ZISHEN WU

/s/ Zishen Wu

FULL ALLIANCE INTERNATIONAL LIMITED

By:	/s/ Xingmei Zhong
Name:	Xingmei Zhong
Title:	Director

[Signature Page to Voting Agreement]

YONGYE INTERNATIONAL, INC.

By:	/s/ Sean Shao
Name:	Sean Shao
Title:	Director and Chair of Special Committee

[Signature Page to Voting Agreement]

PROSPER SINO DEVELOPMENT LIMITED

By:	/s/ Kong Wah
Name:	Kong Wah, representing INB Holdings Limited
Title:	Director

[Signature Page to Voting Agreement]

MSPEA AGRICULTURE HOLDING LIMITED

By:	/s/ Samantha Jennifer Cooper
Name:	Samantha Jennifer Cooper
Title:	Director

[Signature Page to Voting Agreement]

Schedule A

Stockholder Name	Address Facsimile	Existing Shares
Mr. Zishen Wu	c/o Yongye International, Inc.	555,000 common shares
Suite 608, Xueyuan International Tower
No. 1 Zhichun Road
Haidian District
Beijing, China 100083
Facsimile: +86 10 8231-1797
Full Alliance International Limited	Rm 1701 Wing Tuck Commercial Centre, 183 Wing Lok Street,	7,657,704 common shares
Sheung Wan, Hong Kong
Attention: Xingmei Zhong
Facsimile: +852 2572 1926
Prosper Sino Development Limited	c/o 3806 Central Plaza	2,030,000 common shares
18 Harbour Road
Wanchai
Hong Kong
Attention: Ms LAU Lai Sze
Facsimile: +852 2802 7733
MSPEA Agriculture Holding Limited	Level 40, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong Attention: Tao Sun Facsimile: +852 3407 5566	6,505,113 Series A convertible preferred shares, plus 2,128,043 common shares

[Schedule A to Voting Agreement]